EXHIBIT 10.3

WGL Holdings, Inc.
2016 Omnibus Incentive Compensation Plan
AFFO Performance Units (FY 2019 Series) Award
Terms and Conditions

This document sets forth the terms and conditions related to the FY 2019 Series grant of performance unit awards under the WGL Holdings, Inc. 2016 Omnibus Incentive Compensation Plan. The following terms have the meanings ascribed below:

“ALA” means AltaGas Ltd., the parent company of the Company.

“Award Agreement” means the agreement between an award recipient and WGL Holdings, Inc. relating to the grant of Performance Units subject to the terms of the WGL Holdings, Inc. 2016 Omnibus Incentive Compensation Plan and this document.

“Cause” shall have the meaning given to such term in the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives for any person who is a participant in such plan. For any other person, cause shall mean gross misconduct and/or poor job performance, where gross misconduct includes any inappropriate and/or illegal behavior, including but not limited to a violation of a Company policy or rule such as the employee conflict of interest policy or the Company or DOT Drug and Alcohol Policies, insubordination, dishonesty, destruction, theft or misuse of Company property, excessive unexplained or unexcused absenteeism or violation of Company security, and poor job performance is a failure to perform one’s job in a satisfactory and appropriate manner, where such failure is caused by willful misconduct.

“Change in Control” shall have the meaning given to such term in the Plan.

“Change in Control Policy” means the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Policy.

“Company” means WGL Holdings, Inc., a Virginia corporation.

“Disability” means such physical or mental condition that renders the Participant unable to engage in any substantially gainful activity for an Employer such that the Participant would be eligible for disability benefits under the Employer’s long term disability plan or is determined to be disabled by the Social Security Administration.

“Employer” means the Company and all entities treated as a single employer under Internal Revenue Code section 414(b), (c), (m), or (o).

“Participant” means a person that has been awarded Performance Units subject to the terms and conditions set forth in this document and the WGL Holdings, Inc. 2016 Omnibus Incentive Compensation Plan.

“Pension Plan” means the Washington Gas Light Company Employees’ Pension Plan.

“Performance Period” means October 1, 2018 through September 30, 2021.

“Performance Units” means the performance units awarded pursuant to an Award Agreement.

“Plan” means the WGL Holdings, Inc. 2016 Omnibus Incentive Compensation Plan.

“Retirement” means a Participant’s separation from service with an Employer, other than an involuntary separation from service with Cause, that occurs: (A) on or after the date on which the Participant attains age 65; or (B) on or after the date on which the Participant attains age 55 and 10 years of continuous service with an Employer; or (C) on or after the date on which the Participant reaches 30 years of “accredited service” under the Pension Plan; or (D) on or after the date on which the combination of the Participant’s age and “accredited service” under the Pension Plan reach 90.

The Plan provides a complete description of the terms and conditions governing the Performance Units. If there is any inconsistency between the terms of this document and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this document. All capitalized terms have the meanings ascribed to them in the Plan, unless otherwise indicated herein.

1.Value of Performance Units. Each Performance Unit represents and has a value equal to one dollar.

2.Performance Units Payout and Performance Measures.
The number of Performance Units earned is based upon two factors: the Company’s Adjusted Funds From Operations (AFFO) growth and the relative total shareholder return (TSR) of ALA. The number of Performance Units granted is first multiplied by the AFFO Growth Factor (as defined in subsection 2.A, below) and then by the ALA Performance Factor (as defined in subsection 2.B, below).

A.	AFFO Growth Factor will be based on the Company achieving AFFO compound annual growth for the period October 1, 2018 to September 30, 2021. The 2018 WGL AFFO will be used as baseline.

The determination of AFFO Compound Annual Growth is described below.

AFFO Compound Annual Growth = [AFFO from Ending Period divided by AFFO from Beginning Period ^ (1/3) ] Minus 1.0

“AFFO from Ending Period” is AFFO for the period from October 1, 2020 through September 30, 2021.

“AFFO from Beginning Period” is AFFO for the period from October 1, 2017 through September 30, 2018.

AFFO is calculated as follows:

Net Cash Provided by Operating Activities
Subtract: Changes in Operating Assets and Liabilities
Add: Contributions From Non-Controlling Interest
Subtract: Distributions To Non-Controlling Interest
Add: Cash Normalization Adjustments
Subtract: Preferred Share Dividends
AFFO

“Net Cash Provided by Operating Activities”, “Changes in Operating Assets and Liabilities”, “Contributions From Non-Controlling Interest”, and “Distributions To Non-Controlling Interest” are all determined from WGL Holdings, Inc. Consolidated Statement of Cash Flow prepared in accordance with Generally Accepted Accounting Principles.

“Preferred Share Dividends” are determined from WGL Holdings, Inc. Consolidated Statement of Income.

“Cash Normalization Adjustments” are any of the Company’s non-GAAP adjustments as determined under the Company’s non-GAAP policy, that have a cash impact to the other components of the AFFO. The Company determines consolidated non-GAAP earnings by adjusting GAAP net income for certain operating earnings and/or losses (non-GAAP adjustments).

The percent of Performance Units earned pursuant to this Section 2 (the “AFFO Growth Factor”) shall be determined based on the percentage of AFFO Compound Annual Growth, with the AFFO Growth Factor ranging from 0% to 200%. Prior to July 1, 2019, the Board of Directors of the Company shall establish the range of AFFO Compound Annual Growth associated with the range of AFFO Growth Factors, in the form of a chart as described below or such other method as the Board determines is reasonable:

AFFO Compound Annual Growth	AFFO Growth Factor
Greater than [ ]%	200%
[ ]%	150%
[ ] %	100%
[ ]%	50%
Below [ ]%	0%

Interpolation shall be used to determine the percent of target award earned in the event the Percentile Rank does not fall directly on one of the ranks listed in the foregoing chart.

Notwithstanding anything in the foregoing, in the event of any acquisition or disposition of shares and/or assets involving ALA and/or its subsidiaries or any other form of disposition, transfer, monetization, restructuring or financing involving ALA or one or more of its subsidiaries including through joint venture arrangements, spin outs or otherwise, measurement of actual results for Adjusted Funds From Operations and the AFFO Compound Annual Growth target for the Performance Period may be adjusted accordingly such that the measurement of both actual results and the target are consistently calculated over the Performance Period. Such adjustments being at the discretion of, and must be approved by, the Washington Gas Light Company Board of Directors and, for so long as WGL Holdings, Inc. remains in existence, the WGL Holdings, Inc. Board of Directors.

B.The ALA Performance Factor is based upon ALA’s Total Shareholder Return (as defined below), as compared to the following two groups in equal weighting: (i) the S&P/TSX Composite Index (excluding organizations with market capitalization less than $2 billion), and (ii) ALA’s Peer Group set out in the most recent Management Information Circular prior to the last day of the Performance Period.

The determination of Total Shareholder Return of ALA and of each issuer in the peer group (each, an “Issuer”) is described below.

Total Shareholder     =    Change in Stock Price + Dividends Paid
Return                            Beginning Stock Price

“Beginning Stock Price” means the average of the closing prices as reported on the Toronto Stock Exchange (TSE) of one share of common stock of the Issuer for the twenty (20) trading days ending immediately prior to the first calendar day of the Performance Period. “Ending Stock Price” means the average closing price of one share of common stock of the Issuer for the last twenty (20) trading days of the Performance Period. “Change in Stock Price” means the difference between the Beginning Stock Price and the Ending Stock Price. “Dividends Paid” means the total of all dividends paid on one share of common stock of the Issuer during the Performance Period, provided that dividends shall be treated as though they are reinvested in additional shares of common stock of the Issuer each month on the declared payment date using a reinvestment price of the average of the closing prices for the twenty (20) trading days immediately preceding the payment date and the calculation of Dividends Paid in subsequent months shall include dividends paid on such additional shares.

“ALA’s TSR Performance” shall be determined by listing from highest Total Shareholder Return to lowest Total Shareholder Return each company in the peer group (excluding ALA) and determining ALA’s positioning by interpolating the ALA TSR positioning within the ranked peers. The ALA Performance Factor is determined based on the following chart:

ALA’s TSR Performance	ALA Performance Factor
75th or above	120%
50th	100%
Below 25th	80%

Interpolation shall be used to determine the percent of target award earned in the event the Percentile Rank does not fall directly on one of the ranks listed in the foregoing chart.

In no event, however, will the resulting payout be more than 200% of the target award.

Notwithstanding anything in the foregoing to the contrary, in the event of a Change in Control, the number of Performance Units earned pursuant to this Section 2 shall be determined in accordance with the Change in Control Policy.

3.Eligibility for Payment of Earned Performance Units.

(a)    Continuous Employment through End of Performance Period. Except as provided below, and subject to the provisions of Section 3(b), relating to Retirement during the Performance Period, and Section 3(c), relating to a Change in Control during the Performance Period, a Participant shall be eligible for payment of earned Performance Units, as specified in Section 2, only if the Participant is employed on the date of grant of the award with respect to such Performance Units and is continuously employed with the Employer through the end of the Performance Period. For the sake of clarity, transfers of employment between one or more Employers where service is continuous shall be considered continuous employment with the Employer for the purposes of the Award Agreement. Notwithstanding the foregoing, (i) a Participant who is an employee of an Employer will not be eligible for the payment of earned Performance Units if at any time during the Performance Period the Participant has been demoted to a position that is below the most junior management position that was eligible for an award of performance shares and/or performance units as of the date that this award was granted, and (ii) a Participant shall not be eligible for payment of earned Performance Units if he or she is suspended from employment with the Employer as of the date of the end of the Performance Period.

(b)    Retirement during Performance Period. Notwithstanding anything contained in Section 3(a), and subject to the provisions of Section 3(c), relating to a Change in Control, if a

Participant separates from service prior to the end of the Performance Period as a result of Retirement, such Participant shall be eligible for payment of that proportion of the number of Performance Units earned under Section 2 for such Performance Period that his or her number of full months of employment or service during the Performance Period bears to the total number of months in the Performance Period. Further, subject to the provisions of Section 4, if a Participant separates from service with the Employer prior to the end of the Performance Period for any other reason, including voluntary or involuntary termination, death, or disability, the Committee (the “Committee”) appointed by the Washington Gas Light Company Board of Directors and, for so long as WGL Holdings, Inc. remains in existence, the WGL Holdings, Inc. Board of Directors, in its sole discretion, may determine that the Participant (or, in the case of the death of the Participant, the designated beneficiary or estate) shall be eligible for that proportion of the number of Performance Units described in the immediately preceding sentence.

(c)    Change in Control during Performance Period. Notwithstanding the above, in the event of a Change in Control, if awards are assumed, continued, or substituted by the continuing legal entity, (i) a Participant who remains continuously employed throughout the Performance Period, (ii) a Participant who experiences a “qualifying termination” as defined in the Change in Control Policy within 24 months after a Change in Control, and (iii) a Participant who Retires on or after the date of the Change in Control, are eligible for payment of earned Performance Units, as specified in Section 2, prorated in the event of Retirement as described in Section 3(b). In the event of a Change in Control, if awards are not assumed, continued, or substituted, (i) a Participant who remains continuously employed through the Change in Control, and (ii) a Participant who Retires on the date of the Change in Control, are eligible for payment of earned Performance Units, as specified in Section 2. A Participant who Retires prior to the Change in Control shall be eligible to receive a proportional number of Performance Units, calculated in accordance with Section 3(b).

4.Form and Timing of Delivery of Performance Units. Delivery of earned Performance Units to the Participant shall be made upon the earliest of the three payment dates set forth below.

(a)    Specified Date. The fourth quarter of the 2021 calendar year.

(b)    Separation from Service. Upon the Participant’s separation from service (as defined in Internal Revenue Code section 409A) due to the Participant’s qualifying termination as defined in the Change in Control Policy within 24 months after a Change in Control (a “Qualifying Termination”).

(c)    Change in Control. Upon a Change in Control that satisfies the definition of such term in Internal Revenue Code section 409A (“409A-Compliant Change in Control”), but only if the award is not assumed, continued, or substituted by the surviving legal entity with respect to such Change in Control.

In the event payment is made pursuant to the Participant’s Qualifying Termination or 409A-Compliant Change in Control, such payment shall be made within ninety (90) days following such Qualifying Termination or 409A-Compliant Change in Control, as applicable. Notwithstanding anything herein to the contrary, distributions may not be made to an individual who is a Key Employee (as defined below) as of his or her Qualifying Termination before the date which is six (6) months after the date of the Key Employee’s Qualifying Termination (the “Key Employee Delay Period”). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the calendar month following the last day of the Key Employee Delay Period. For purposes of this award, Key Employee means an employee who, as of December 31st of a calendar year, meets the requirements of Internal Revenue Code section 409A(a)(2)(B)(i) to be treated as a “specified employee” of the Company, i.e., a key employee (as defined in Internal Revenue Code section 416(i)(1)(A)(i), (ii) or (iii) applied in accordance with the regulations thereunder and disregarding Internal Revenue Code section 416(i)(5)). If the Participant meets the criteria in the preceding sentence, he or she will be considered a Key Employee for purposes of the Plan and this Award for the 12-month period commencing on the next following April 1.

Delivery of earned Performance Units to the Participant shall be made in cash.
6.Tax Withholding. The Company may deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company or its affiliates, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of an award of Performance Units.

7.Limitations on Transferability. Except as otherwise provided by the Plan or by the Committee, the Participant’s rights to Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. The Participant’s rights under an Award Agreement shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

8.Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under an Award Agreement is to be distributed in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

9.No Right to Continued Employment or Service. Neither the Plan nor an Award Agreement shall be construed as giving the Participant or any employee or any person the right to be retained in the employ or service of the Company or any of its subsidiaries nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate the Participant’s employment or service at any time.

10.Successors and Assigns. All obligations of the Company and any of its subsidiaries under the Plan and an Award Agreement, with respect to an award of Performance Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of any direct or indirect purchase, merger, consolidation, reorganization or otherwise of the business and/or assets of the Company.

11.Administration. Award Agreements and the rights of Participants are subject to all the terms and conditions of the Plan, as the Plan may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and any Award Agreement, all of which shall be binding upon the Participant. Any inconsistency (other than an inconsistency related to treatment of the award in connection with the Merger) between Award Agreements and the Plan shall be resolved in favor of the Plan.

12.Amendment and Termination of the Plan. The Plan may be amended or terminated by the Board of Directors of the Company (or its successor) without stockholder approval unless the Board seeks to increase the number of shares of common stock subject to the Plan or stockholder approval is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the common stock is then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstances in which it deems such approval advisable.

13.Severability. If any portion of the Award Agreement or the terms and conditions set forth in this document are declared invalid or unenforceable by a court or governmental authority of competent jurisdiction, such declaration shall not affect the validity or enforceability of any remaining portion, which such remaining portion(s) shall remain in full force and effect as if the Award Agreement and/or this document had been agreed to with the invalid or unenforceable portion(s) eliminated.

14.Miscellaneous. If the Performance Period ends on a non-trading day, the Performance Period will be deemed to end on the immediately preceding trading day. If the day for any other action to be taken falls on a non-business day for the Company, the period for taking such action will extend through the Company’s next business day.